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                                  NEWS RELEASE


BriteSmile, Inc.
490 North Wiget Lane
Walnut Creek, CA 94598

Contact:          Investors:                       Media:
                  Paul A. Boyer                    Heather Reeves/Tracy Williams
                  Chief Financial Officer          Sard Verbinnen & co.
                  925-941-6260                     212-687-8080


          BRITESMILE, INC. ANNOUNCES $20 MILLION INVESTMENT BY PEQUOT
                               CAPITAL MANAGEMENT



Walnut Creek, CA--January 12, 2000 - BriteSmile, Inc. (AMEX: BWT), the leading national provider of advanced teeth whitening solutions, today announced that it has entered into an agreement for the Pequot Funds to invest $20 million in equity financing, subject to certain closing conditions. In consideration for this investment, the company will issue 3,333,333 shares of common stock. The investment is scheduled to close during the month of January.


         BriteSmile utilizes an innovative tooth whitening process that is safe, effective, and convenient. The company's patent pending light-activated procedure produces dramatic teeth whitening results after a one-hour treatment. BriteSmile has quickly become the leading solution for teeth whitening, significantly reducing treatment time while yielding substantially improved results over other whitening techniques. Since the BriteSmile procedure was introduced in the spring of 1999, BriteSmile has opened ten company-owned, dentist supervised centers in Beverly Hills, Irvine, Pasadena, Walnut Creek, Palo Alto, La Jolla, Honolulu, Atlanta, Boston and Houston. BriteSmile intends to open an additional ten company-owned centers in seven nationwide markets within the next twelve months, including new centers in Denver, Miami (3), Seattle, Phoenix, Dallas and New York. The BriteSmile whitening process is also offered through a growing base of more than 200 BriteSmile affiliated dentists and the company intends to rapidly expand this affiliated dentist base. The company has recently introduced the BriteSmile process into Japan and Argentina, and has plans for further international expansion. The $20 million investment will be used for general working capital purposes, including funding for the company's expansion plans.

         "This substantial capital investment in BriteSmile illustrates the tremendous confidence that Pequot has in our strategic business plan," said John Reed, Chief Executive Officer of




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BriteSmile.   "BriteSmile  continues  to  build  on  its  successful  launch  of
BriteSmile   Teeth  Whitening   Centers  by  expanding  into  new  domestic  and
international markets, and providing customers with a leading-edge teeth whitening process that is faster and more effective than other available procedures."

About Pequot Capital Management, Inc.

         The Pequot Capital Management Funds are research-intensive and focus on the information technology, telecommunications and healthcare industries. The Pequot Private Equity Funds are the private placement/direct investment arm of Pequot Capital Management and invest in public and late stage private technology and healthcare companies. Pequot Capital, which is 100 percent employee-owned, is headquartered in Westport, Connecticut, with offices in New York City and California.

About BriteSmile

         BriteSmile, Inc. has developed and manufactures the most advanced teeth-whitening technology in the United States, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Pasadena, Walnut Creek, Palo Alto and La Jolla, CA; Honolulu, HI; Atlanta, GA; Boston, MA; and Houston, TX, with sixty-six BriteSmile Teeth Whitening Systems located within existing dentist offices in cities including: Los Angeles, San Diego, and San Francisco, CA; Honolulu, HI; Tucson, AZ; Denver, CO; Louisville, KY; Boston, MA; Raleigh, NC; New York, NY; Toronto, ON; and Houston, TX. For more information about BriteSmile and its whitening centers, call 1-800-BRITESMILE or visit the Company's Website at www.britesmile.com.

This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties such as the development and introduction of new products, acceptance of those new products in the marketplace and development of new strategic and marketing relationships in the United States and internationally. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-KSB and 10-QSB, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.